Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FOURTH QUARTER 2022 EARNINGS

OAKLAND, MARYLAND—February 9, 2023: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and twelve-month periods ended December 31, 2022. Consolidated net income was $7.0 million for the fourth quarter of 2022, or $1.04 per diluted share, compared to $7.5 million, or $1.14 per diluted share, for the fourth quarter of 2021 and $6.9 million, or $1.04 per diluted share, for the third quarter of 2022. Consolidated net income was $25.0 million for the year ended December 31, 2022, or $3.76 per diluted share, compared to $19.8 million, or $2.95 per diluted share for the year ended December 31, 2021.

According to Carissa Rodeheaver, President and CEO, “2022 was a banner year for First United Corporation, resulting in our highest annual net income to date. I attribute this to our dedicated and talented group of associates. Our lending team contributed tremendous loan growth, led by the commercial group, as we saw strong production throughout our market areas. Deposit growth continued to be steady during 2022 as we added to our local municipal and non-profit account balances. The rising interest rate environment and our ability to control deposit pricing early in the year contributed to 2022’s increased net interest margin and the resulting growth in net interest income. Our stable asset quality resulted in the final reduction of the allowance for loan losses, bringing it in line with pre-pandemic levels. While we expect 2023 will bring pricing challenges and require continued expense discipline, our team of associates is working proactively to protect the margin and to work closely with our customers as they navigate the current turbulent economic environment.”

Fourth Quarter Financial Highlights:

•	Total assets at December 31, 2022 increased by $44.5 million, or 2.5%, when compared to September 30, 2022 and increased by $118.3 million, or 6.8%, when compared to December 31, 2021. Significant changes during the fourth quarter included:

o	Cash balances increased by $43.6 million when compared to September 30, 2022 and decreased by $41.4 million when compared to December 31, 2021. Growth in the fourth quarter was attributed to gaining deposit balances for new municipalities.
o	Investment securities decreased by $4.9 million when compared to September 30, 2022 and increased by $18.5 million when compared to December 31, 2021 as we deployed cash to investments early in the year.
o	Gross loans increased by $1.6 million when compared to September 30, 2022 and by $125.8 million when compared to December 31, 2021 as

▪	commercial balances decreased by $15.3 million during the fourth quarter and increased by $91.5 million when compared to December 31, 2021,
▪	mortgage balances increased by $17.3 million during the fourth quarter and by $39.7 million when compared to December 31, 2021, and
▪	consumer loans decreased by $0.5 million during the fourth quarter and by $5.4 million when compared to December 31, 2021.

o	Deposits increased by $59.6 million when compared to September 30, 2022 and by $101.4 million when compared to December 31, 2021

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.14% at December 31, 2022 as compared to 1.22% at September 30, 2022 and 1.38% at December 31, 2021.

o	Total provision expense was a credit of $0.7 million for the fourth quarter of 2022 as compared to a credit of $0.9 million for the fourth quarter of 2021 and a credit of $0.1 million for the third quarter of 2022.

o	Stable asset quality, stabilization of loans modified during the pandemic that maintained principal and interest payments, and low delinquency, offset slightly by increased qualitative factors related to the uncertain economic environment all contributed to the reduction in the ALL.

•	Consolidated net income was $7.0 million for the fourth quarter of 2022.

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.63% for the fourth quarter of 2022 compared to 3.66% for the third quarter of 2022 and 3.49% for the fourth quarter of 2021.
o	Core, non-interest income, on a non-GAAP basis, remained stable in the fourth quarter of 2022 when compared to the third quarter of 2022, driven by $0.1 million in gains on investments recognized in the third quarter and a $0.1 million decrease in other miscellaneous income from a fourth quarter incentive payment received on a negotiated check contract. When comparing the fourth quarter of 2022 to the fourth quarter of 2021, non-interest income decreased by $1.9 million primarily due to a $1.4 million insurance reimbursement recognized as income in the fourth quarter of 2021, a decrease in commissions earned on trust and brokerage accounts of $0.2 million, and a decrease of $0.4 million in other miscellaneous income.
o	Non-interest expense, on a non-GAAP basis, increased by $1.3 million when comparing the fourth quarter of 2022 to the third quarter of 2022. This increase was primarily driven by the reimbursement of $0.7 million of litigation expenses in the third quarter, a $0.2 million increase in audit, legal and consulting related expenses, $0.1 million increases in salaries and employee benefits, a $0.1 million increase in automated services, a $0.1 million increase in OREO related expenses and a $0.1 million adjustment for the valuation of Fintech partnerships. When comparing the fourth quarter of 2022 to the fourth quarter of 2021, operating expenses increased by $0.4 million due primarily to a $0.4 million increase in salaries and employee benefits attributable to incentive payouts and $0.7 million increase in net OREO related expenses due to a gain on the sale of other real estate owned (“OREO”) recognized in the fourth quarter of 2021. These increases were partially offset by a $0.9 million decrease in contribution expense in 2022 compared to 2021 related to the funding of the First United Community Dreams Foundation.

Income Statement Overview

Consolidated net income was $7.0 million for the fourth quarter of 2022 compared to $7.5 million for the fourth quarter of 2021 and $6.9 million for the third quarter of 2022. Basic net income was $1.05 per share and diluted net income was $1.04 per share for the fourth quarter, compared to basic and diluted net income per share of $1.14 for the fourth quarter of 2021 and $1.04 for the third quarter of 2022.

The decrease in quarterly net income year-over-year was primarily driven by a $1.4 million insurance reimbursement received in the fourth quarter of 2021 that was offset by a $1.0 million contribution to our newly created First United Community Dreams Foundation. Gains on sale of residential mortgages decreased by $0.1 million. Salaries and employee benefits increased by $0.4 million due to the competitive employment landscape and increased performance pay, and net OREO expenses increased by $0.7 million primarily due to gains booked in the fourth of quarter of 2021. These increases were partially offset by an increase in net interest income of $1.3 million.

Compared to the linked quarter of 2022, net income was relatively flat. Net interest income for the three months ended December 31, 2022 was stable. Provision for credit losses was a credit of $0.7 million in the fourth quarter compared to a $0.1 million credit in the third quarter. The decrease in provision expense was due primarily to continued improvement in qualitative factors related to the continued payment performance of modified loans, offset slightly by increasing qualitative factors related to the uncertain economic environment. The credit to provision was offset quarter-over-quarter by the reimbursement of $0.7 million in litigation expenses during the third quarter. Other expenses were slightly elevated when comparing the linked quarters.

Consolidated net income for the year ended December 31, 2022 was $25.0 million compared to $19.8 million in 2021. The year-over-year increase was primarily due to a $5.1 million increase in net interest income resulting from a $4.2 million increase in interest income and a decrease in interest expense of $0.9 million. Net gains were down $1.1 million in 2022 when compared to 2021 as management made the strategic decision to book the higher rate mortgage loans in 2022 as opposed to selling them to the secondary market. Other income declined in 2022 due to a decrease of $0.4 million in trust and brokerage income and a decrease of $1.4 million due to an insurance reimbursement received in 2021. These declines were slightly offset by an increase of $0.2 million in service charges and debit card income. Provision expense was up $0.2 million as compared to 2021. Salaries and benefits increased by $2.1 million when compared to 2021 due to a lower reduction of loan origination costs of $1.0 million and a $1.1 million increase due to performance related pay and the competitive employment environment. Other changes year-over-year included increased OREO expenses of $1.5 million in 2022 due to gains on sale of OREO booked during 2021, other net increases in expenses of $0.8 million and increased income taxes of $1.6 million. Non-interest expense decreased significantly due to our payment of $3.3 million in litigation settlement expenses during the first quarter of 2021 and a $2.4 million FHLB prepayment penalty for the early repayment of $70.0 million of Federal Home Loan Bank (“FHLB”) advances recognized in the third quarter of 2021, a reduction of $2.4 million in professional and investor relations expenses primarily related to reimbursement of $0.7 in litigation expenses, a reduction of $0.4 million in investor relations costs and a $1.3 million reduction in legal fees. Charitable contributions also declined by $0.9 million primarily due to the decision to make a $1.0 million contribution in 2021 to fund the newly created First United Community Dreams Foundation (the “Foundation”).

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.3 million for the fourth quarter of 2022 when compared to the fourth quarter of 2021. This increase was driven by an increase of $2.5 million in interest income from an overall increase in yield of 43 basis points on interest earning assets and an increase in average balances of $74.0 million. Interest income on loans increased by $1.6 million due primarily to continued growth in our commercial loan portfolio, increased rates on new loans booked and adjustable-rate loans repricing related to the current rising rate environment. Investment income increased by $0.7 million primarily due to an increase in average balances of $52.3 million and an increase of 46 basis points in yield related to the deployment of excess cash balances to purchase investment securities late in the fourth quarter of 2021 and early in the first quarter of 2022. The increase of $1.2 million in interest expense was driven primarily by the increase of 41 basis points on interest paid on deposit accounts as well as an increase of $88.7 million of interest-bearing deposit accounts compared to 2021.

Comparing the fourth quarter of 2022 to the third quarter of 2022, net interest income, on a non-GAAP, FTE basis, remained stable. This was driven by a $1.2 million increase in interest income due to an increase in average earning assets of $17.8 million and an increase in the yield on earning assets of 24 basis points. Interest income on loans increased by $1.0 million related to an increase in average balances of $41.3 million, driven primarily by strong commercial and consumer mortgage loan growth. Interest expense increased by $1.1 million while average interest-bearing deposit balances increased by $63.3 million when comparing the fourth quarter of 2022 to the third quarter of 2022. The net interest margin decreased slightly to 3.63% for the fourth quarter of 2022 compared to 3.66% for the third quarter of 2022.

Comparing the year ended December 31, 2022, to the year ended December 31, 2021, net interest income, on a non-GAAP, FTE basis, increased by $5.1 million. Interest income increased by $4.2 million and interest expense decreased by $0.9 million. The yield on earning assets increased 22 basis points to 3.85% in 2022 compared to 3.63% in 2021 in correlation with the rising interest rate environment and new loans booked at higher rates. Interest expense on deposits decreased by $0.2 million while the average balance of deposits increased by $26.1 million and interest on long-term borrowings decreased by $0.7 million related to the prepayment of $70.0 million of FHLB advances in the third quarter of 2021. The decreased interest expense resulted in an overall decrease of 7 basis points on the cost of interest-bearing liabilities. We anticipate increased margin pressure in 2023 due to increasing deposit pricing demands in our market areas. The net interest margin for the year ended December 31, 2022 was 3.56% compared to 3.28% for the year ended December 31, 2021.

Non-Interest Income

Other operating income, including gains, for the fourth quarter of 2022 decreased by approximately $1.9 million when compared to the same period of 2021. The decrease was primarily due to the one-time receipt of $1.4 million insurance reimbursement in 2021 and a decrease of gains on sales of residential mortgages of $0.1 million due to management’s decision to book loans to the portfolio in light of the rising interest rate environment. Other miscellaneous income increased by $0.4 million. Trust department income decreased by $0.2 million as a result of market volatility and the impact of the rising rate environment on the value of assets under management. Assets under management in the trust department were $1.4 billion at December 31, 2022 and 2021.

On a linked quarter basis, other operating income, including gains, decreased by $0.2 million. This decrease was primarily due to one-time recognition of $0.1 million from a gain in investments and a $0.1 million increase in miscellaneous income due to an incentive received during the third quarter related to a negotiated check contract in the third quarter of 2021.

Non-interest income, including gains, for the year ended December 31, 2022, decreased by approximately $2.7 million when compared to 2021. This decrease was partially due to a $1.4 million insurance reimbursement that was received in 2021 and a decrease in net gains from the sale of residential mortgage loans of $1.1 million as refinance activity has slowed considerably and due to management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. These decreases were partially offset by a net increase in service charge, debit card and other income of $0.2 million.

Non-Interest Expense

Operating expenses increased by $0.4 million when comparing the fourth quarter of 2022 to the fourth quarter of 2021. This increase was driven largely by an increase of $0.7 million in net OREO expenses due to a gain on sale of an OREO property recognized in 2021 as well as a $0.4 million increase in salaries and employee benefits. These increases were partially offset by a decrease of $0.9 million in charitable contribution expense when compared to 2021 due to the funding of the Foundation at the end of 2021.

Comparing the fourth quarter of 2022 to the third quarter of 2022, operating expenses increased by $1.3 million. Legal and professional fees increased by $0.9 million, which was in large part attributable to cash receipt of an insurance reimbursement related to litigation expenses that was recognized in the third quarter, while salaries and employee benefits increased by approximately $0.1 million primarily related to bonus employee compensation recognized in the fourth quarter of 2022.

For the year ended December 31, 2022, non-interest expenses decreased by $4.6 million compared to the year ended December 31, 2021. Salaries and benefits increased by $2.1 million compared to 2021 due to a lower reduction of loan origination costs of $1.0 million and a $1.1 million increase due to performance related pay and the competitive employment environment. Other changes year-over-year included increased OREO expenses of $1.5 million in 2022 due to gains on sale of OREO booked during 2021 and other net increases in expenses of $.8 million. Non-interest expense decreased significantly due to our payment of $3.3 million in litigation settlement expenses during the first quarter of 2021 and a $2.4 million FHLB prepayment penalty for the early repayment of $70.0 million of FHLB advances recognized in the third quarter of 2021, a reduction of $2.4 million in professional and investor relations expenses primarily related to reimbursement of $0.7 in litigation expenses, a reduction of $0.4 million in investor relations costs and a $1.3 million reduction in legal fees. Charitable contributions also declined by $0.9 million primarily due to the funding of the Foundation at the end of 2021.

The effective income tax rates as a percentage of income for the years ended December 31, 2022 and December 31, 2021 were 24.5% and 24.9%, respectively. The slight decrease in the tax rate for the year ended December 31, 2022 when compared to the year ended December 31, 2021 was primarily related to a new low-income housing tax credit investment in 2022 that began generating tax credits during the fourth quarter of 2022.

Balance Sheet Overview

Total assets at December 31, 2022 were $1.8 billion, representing a $44.5 million increase since September 30, 2022 and a $118.3 million increase since December 31, 2021. During the fourth quarter of 2022, cash and interest-bearing deposits in other banks increased by $43.6 million, the investment portfolio decreased by $4.9 million and gross loans increased by $1.6 million. Other assets, including deferred taxes, premises and equipment and accrued interest receivable, also increased by $3.4 million.

Total liabilities at December 31, 2022 were $1.7 billion, representing a $24.8 million increase since September 30, 2022 and a $108.4 million increase since December 31, 2021. Total deposits increased by $59.6 million since September 30, 2022 and by $101.4 million since December 31, 2021. The increase in deposits during the fourth quarter was primarily attributable to a new deposit product marketed to municipalities that brought in approximately $34.0 million of new interest-bearing deposits during the quarter as well as new deposit funding from local government entities of approximately $30.0 million. Short term borrowings decreased by $25.2 million from September 30, 2022, primarily driven by $20.0 million of overnight borrowings at the end of the third quarter, and increased by $6.9 million from December 31, 2021. These increases were related to an increase in our overnight investment Treasury product of $12.0 million during the fourth quarter, which was offset slightly by run-off of term deposits.

Outstanding gross loans of $1.3 billion at December 31, 2022 reflected growth of $125.8 million for the year and growth of $1.6 million for the fourth quarter of 2022. Since December 31, 2021, commercial real estate loans increased by $84.5 million and acquisition and development loans decreased by $57.5 million due primarily to the payoff of one large credit early in the third quarter. Commercial and industrial loans increased by $64.4 million for the year, primarily in new floor plan business, new commercial clients and continued expansion of existing client relationships. Residential mortgage loans increased $39.7 million related to management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. The consumer loan portfolio decreased by $5.4 million due to amortization and payoffs of the existing portfolio slightly offset by new production.

New commercial loan production for the three months ended December 31, 2022 was approximately $53.3 million.  At December 31, 2022, unfunded, committed commercial construction loans totaled approximately $27.8 million. Commercial amortization and payoffs were approximately $282.7 million through December 31, 2022.

New consumer mortgage loan production for the fourth quarter of 2022 was approximately $26.2 million with most of this production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of December 31, 2022, consisted of $7.5 million. The residential mortgage production level slowed in the fourth quarter of 2022 due to the increasing interest rates that occurred in 2022.

Total deposits at December 31, 2022 increased by $101.4 million when compared to deposits at December 31, 2021. Non-interest-bearing deposits increased by $5.0 million. Interest bearing demand deposits increased by $99.5 million and traditional savings accounts increased by $14.1 million. The increase in interest bearing demand deposits was attributable to an increase in municipality funding into a higher yielding indexed product. Money market balances increased by $25.4 million. Time deposits decreased by $42.7 million related to maturing balances moving to more liquid accounts, or brokerage investment accounts, due to the rising deposit rates as well as municipal funds moving to higher yielding State funding alternatives.

The book value of the Company’s common stock was $22.77 per share at December 31, 2022 compared to $19.83 per share at September 30, 2022. At December 31, 2022, there were 6,666,428 of basic outstanding shares and 6,692,039 of diluted outstanding shares of common stock. The increase in the book value at December 31, 2022 was due to the increase in common equity driven by the decrease in accumulated other comprehensive loss (“AOCL”) from September to December. The decrease in AOCL was primarily attributable to the increase in the discount rate of the underlying assets in the pension plan.

Asset Quality

The ALL decreased to $14.6 million at December 31, 2022 from the $16.0 million recorded at December 31, 2021. The provision for loan losses was a credit of $0.7 million for the quarter ended December 31, 2022 compared to a credit of $0.9 million for the quarter ended December 31, 2021. The credit to provision expense recorded in the fourth quarter of 2022 was primarily attributable to the continuation of payments of loans modified during the COVID-19 pandemic. Net charge-offs of $0.2 million were recorded for the quarter ended December 31, 2022 compared to net charge-offs of $0.1 million for the quarter ended December 31, 2021. The ratio of the ALL to loans outstanding was 1.14% at December 31, 2022 compared to 1.22% at September 30, 2022 and 1.38% at December 31, 2021.

The ratio of year-to-date net charge offs to average loans for the year ending December 31, 2022 was 0.06%, compared to net recoveries to average loans of 0.2% for 2021. The increase in charge offs in the consumer portfolio is related to unsecured consumer loans. Details of the ratio, by loan type are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	12/31/2022	12/31/2021
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.00%
Acquisition & Development	0.00%	0.07%
Commercial & Industrial	(0.02)%	0.23%
Residential Mortgage	0.03%	(0.02)%
Consumer	(1.23)%	(0.45)%
Total Net (Charge Offs)/Recoveries	(0.06)%	0.02%

Non-accrual loans totaled $3.5 million at December 31, 2022 compared to $2.5 million at December 31, 2021. The increase in non-accrual balances at December 31, 2022 was primarily related to a $1.5 million residential mortgage loan that was placed into non-accrual status during the fourth quarter of 2022. This addition to non-accrual loans was partially offset by $0.3 million of principal pay-downs of other non-accrual loans and the movement of a $0.2 million in acquisition and development loan to OREO. OREO balances remained stable when compared to December 31, 2021.

Non-accrual loans that have been subject to partial charge-offs totaled $0.2 million at December 31, 2022 and $0.5 million at December 31, 2021.  There were no loans secured by 1-4 family residential real estate properties in the process of foreclosure at December 31, 2022, compared to $0.2 million in such loans at December 31, 2021.   As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to 0.16% compared to 0.27% at September 30, 2022 and 0.31% as of December 31, 2022.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership, and a 99.9% non-voting interest in MCC FUBT Fund, LLC, an Ohio limited liability company, both of which were formed for the purpose of acquiring, developing and operating low-income housing units. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Annual Report on Form 10-K for the quarter ended December 31, 2022 and the impact that any such events have on our critical accounting assumptions and estimates made as of December 31, 2022, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2022	2021	2022	2021
Results of Operations:
Interest income	$17,359	$14,848	$62,422	$58,256
Interest expense	2,179	930	4,789	5,714
Net interest income	15,180	13,918	57,633	52,542
(Credit)/provision for loan losses	(740)	(885)	(643)	(817)
Other operating income	4,479	6,337	17,878	19,519
Net gains	11	83	172	1,230
Other operating expense	11,594	11,182	43,145	47,799
Income before taxes	$8,816	$10,041	$33,181	$26,309
Income tax expense	1,847	2,492	8,133	6,539
Net income	$6,969	$7,549	$25,048	$19,770

Per share data:
Basic net income per share	$1.05	$1.14	$3.77	$2.95
Diluted net income per share	$1.04	$1.14	$3.76	$2.95
Adjusted basic net income (1)	$1.05	$1.10	$3.77	$3.54
Adjusted diluted net income (1)	$1.04	$1.10	$3.76	$3.54
Dividends declared per share	$0.18	$0.15	$0.63	$0.60
Book value	$22.77	$21.43
Diluted book value	$22.68	$21.41
Tangible book value per share	$20.91	$19.61
Diluted Tangible book value per share	$20.87	$19.59

Closing market value	$19.65	$18.76
Market Range:
High	$20.56	$20.50
Low	$16.74	$17.86

Shares outstanding at period end: Basic	6,666,428	6,620,955
Shares outstanding at period end: Diluted	6,692,039	6,628,028

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.39%	1.12%
Adjusted return on average assets (1)	1.39%	1.36%
Return on average shareholders' equity	18.19%	14.92%
Adjusted return on average shareholders' equity (1)	18.19%	17.82%
Net interest margin (Non-GAAP), includes tax exempt income of $942 and $937	3.56%	3.28%
Net interest margin GAAP	3.50%	3.22%
Efficiency ratio - non-GAAP (2)	56.27%	56.44%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income less (gains)/losses on investments and fixed assets.

	December 31,	December 31
	2022	2021
Financial Condition at period end:
Assets	$1,848,169	$1,729,838
Earning assets	$1,643,964	$1,504,300
Gross loans	$1,279,494	$1,153,687
Commercial Real Estate	$458,831	$374,291
Acquisition and Development	$70,596	$128,077
Commercial and Industrial	$245,396	$180,977
Residential Mortgage	$444,411	$404,685
Consumer	$60,260	$65,657
Investment securities	$361,548	$343,030
Total deposits	$1,570,733	$1,469,374
Noninterest bearing	$506,613	$501,627
Interest bearing	$1,064,120	$967,747
Shareholders' equity	$151,793	$141,900

Capital ratios:

Tier 1 to risk weighted assets	15.06%	14.64%
Common Equity Tier 1 to risk weighted assets	12.95%	12.50%
Tier 1 Leverage	11.46%	10.80%
Total risk based capital	16.12%	15.89%

Asset quality:

Net charge-offs for the quarter	$(164)	$(67)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,495	$2,462
Loans 90 days past due and accruing	307	300
Total nonperforming loans and 90 day past due	$3,802	$2,762

Restructured loans	$3,028	$3,297
Other real estate owned	$4,733	$4,477

Allowance for loan losses to gross loans	1.14%	1.38%
Allowance for loan losses to gross loans, excluding PPP loans	1.14%	1.39%
Allowance for loan losses to non-accrual loans	418.77%	648.05%
Allowance for loan losses to non-performing assets	171.48%	220.40%
Non-performing and 90 day past due loans to total loans	0.30%	0.24%
Non-performing loans and 90 day past due loans to total assets	0.21%	0.16%
Non-accrual loans to total loans	0.27%	0.21%
Non-performing assets to total assets	0.46%	0.42%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

Financial Highlights - Unaudited

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2022	2022	2022	2022	2021	2021	2021	2021
Results of Operations:
Interest income	$17,359	$16,185	$14,731	$14,147	14,848	14,910	14,436	14,062
Interest expense	2,179	1,044	760	806	930	1,285	1,673	1,826
Net interest income	15,180	15,141	13,971	13,341	13,918	13,625	12,763	12,236
(Credit)/provision for loan losses	(740)	(108)	624	(419)	(885)	(597)	555	110
Other operating income	4,479	4,604	4,413	4,382	6,337	4,523	4,321	4,338
Net gains	11	96	13	52	118	82	442	588
Other operating expense	11,594	10,336	10,637	10,578	11,217	13,027	11,032	12,523
Income before taxes	$8,816	$9,613	$7,136	$7,616	$10,041	$5,800	$5,939	$4,529
Income tax expense	1,847	2,677	1,708	1,901	2,492	1,412	1,536	1,099
Net income	$6,969	$6,936	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430

Per share data:
Basic net income per share	$1.05	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per share	$1.04	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Adjusted basic net income (1)	$1.05	$1.04	$0.82	$0.86	$1.10	$0.93	$0.66	$0.86
Adjusted diluted net income (1)	$1.04	$1.04	$0.82	$0.86	$1.10	$0.93	$0.66	$0.86
Dividends declared per share	$0.18	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15
Book value	$22.77	$19.83	$19.97	$20.65	$21.43	$20.22	$19.74	$18.46
Diluted book value	$22.68	$19.80	$19.93	$20.63	$21.41	$20.19	$19.72	$18.45
Tangible book value per share	$20.91	$18.03	$18.17	$18.83	$19.61	$18.55	$18.07	$16.89
Diluted Tangible book value per share	$20.87	$18.00	$18.14	$18.82	$19.59	$18.53	$18.05	$16.88

Closing market value	$19.65	$16.55	$18.76	$22.53	$18.76	$18.60	$17.43	$17.62
Market Range:
High	$20.56	$19.27	$23.80	$24.50	$20.50	$19.45	$19.42	$20.05
Low	$16.74	$16.18	$17.50	$18.81	$17.86	$16.26	$16.35	$15.30

Shares outstanding at period end: Basic	6,666,428	6,659,390	6,656,395	6,637,979	6,620,955	6,617,941	6,614,604	6,998,617
Shares outstanding at period end: Diluted	6,692,039	6,669,785	6,666,790	6,649,604	6,628,028	6,625,014	6,621,677	7,001,997

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.39%	1.35%	1.26%	1.31%	1.12%	0.92%	0.88%	0.79%
Adjusted return on average assets (1)	1.39%	1.35%	1.26%	1.31%	1.36%	1.25%	1.18%	1.38%
Return on average shareholders' equity	18.19%	17.66%	16.25%	16.49%	14.92%	12.45%	12.21%	10.58%
Adjusted return on average shareholders' equity (1)	18.19%	17.66%	16.25%	16.49%	17.82%	16.72%	15.98%	18.36%
Net interest margin (Non-GAAP), includes tax exempt income of $241 and $239	3.56%	3.53%	3.46%	3.40%	3.28%	3.21%	3.13%	3.11%
Net interest margin GAAP	3.50%	3.47%	3.40%	3.34%	3.22%	3.16%	3.07%	3.05%
Efficiency ratio - non-GAAP (2)	56.27%	51.49%	57.11%	58.81%	52.94%	57.57%	62.72%	53.00%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2022	2022	2022	2021	2021	2021	2021
Financial Condition at period end:
Assets	$1,848,169	$1,803,642	$1,752,455	$1,760,325	$1,729,838	$1,708,556	$1,763,806	$1,781,833
Earning assets	$1,643,964	$1,647,303	$1,608,094	$1,572,737	$1,504,300	$1,466,664	$1,461,613	$1,481,045
Gross loans	$1,279,494	$1,277,924	$1,233,613	$1,181,401	$1,153,687	$1,161,868	$1,145,343	$1,199,325
Commercial Real Estate	$458,831	$437,973	$421,942	$391,136	$374,291	$371,785	$361,941	$365,731
Acquisition and Development	$70,596	$83,107	$116,115	$133,031	$128,077	$132,256	$131,630	$123,625
Commercial and Industrial	$245,396	$269,004	$225,640	$194,914	$180,977	$195,758	$229,852	$299,178
Residential Mortgage	$444,411	$427,093	$406,293	$399,704	$404,685	$405,885	$364,408	$374,327
Consumer	$60,260	$60,747	$63,623	$62,616	$65,657	$56,184	$57,512	$36,464
Investment securities	$361,548	$366,484	$373,455	$385,265	$343,030	$297,543	$307,696	$273,363
Total deposits	$1,570,733	$1,511,118	$1,484,354	$1,507,555	$1,469,374	$1,444,494	$1,456,111	$1,468,263
Noninterest bearing	$506,613	$474,444	$527,761	$530,901	$501,627	$491,441	$497,736	$485,311
Interest bearing	$1,064,120	$1,036,674	$956,593	$976,654	$967,747	$953,053	$958,375	$982,952
Shareholders' equity	$151,793	$132,044	$132,892	$137,038	$141,900	$133,787	$130,556	$129,189

Capital ratios:

Tier 1 to risk weighted assets	15.06%	14.40%	14.31%	14.55%	14.64%	14.26%	14.55%	14.99%
Common Equity Tier 1 to risk weighted assets	12.95%	12.36%	12.27%	12.45%	12.50%	12.15%	12.37%	12.76%
Tier 1 Leverage	11.46%	11.23%	11.23%	10.94%	10.80%	10.33%	9.94%	10.22%
Total risk based capital	16.12%	15.50%	15.46%	15.71%	15.89%	15.51%	15.80%	16.24%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(164)	$(89)	$(179)	$(244)	$(67)	$435	$(41)	$(42)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,495	$1,943	$2,149	$2,332	$2,462	$7,441	$7,285	$7,891
Loans 90 days past due and accruing	$307	569	325	37	300	189	$273	6
Total nonperforming loans and 90 day past due	$3,802	$2,512	$2,474	$2,369	$2,762	$7,630	$7,558	$7,897

Restructured loans	$3,028	$3,354	$3,226	$3,228	$3,297	$3,759	$3,825	$3,892
Other real estate owned	$4,733	$4,733	$4,517	$4,477	$4,477	$6,663	$6,756	$7,533

Allowance for loan losses to gross loans	1.14%	1.22%	1.28%	1.29%	1.38%	1.46%	1.49%	1.38%
Allowance for loan losses to gross loans, excluding PPP loans	1.14%	1.22%	1.28%	1.30%	1.39%	1.50%	1.60%	1.57%
Allowance for loan losses to non-accrual loans	418.77%	799.85%	732.29%	655.75%	648.05%	227.20%	234.29%	209.78%
Allowance for loan losses to non-performing assets	171.48%	214.51%	225.10%	223.37%	220.40%	118.28%	119.24%	107.28%
Non-performing and 90 day past due loans to total loans	0.30%	0.20%	0.20%	0.20%	0.24%	0.66%	0.66%	0.66%
Non-performing loans and 90 day past due loans to total assets	0.21%	0.14%	0.14%	0.13%	0.16%	0.45%	0.43%	0.44%
Non-accrual loans to total loans	0.27%	0.15%	0.17%	0.20%	0.21%	0.64%	0.64%	0.66%
Non-performing assets to total assets	0.46%	0.40%	0.40%	0.39%	0.42%	0.84%	0.81%	0.87%

(Dollars in thousands - Unaudited)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Assets
Cash and due from banks	$72,420	$28,888	$20,108	$71,211	$109,823
Interest bearing deposits in banks	1,895	1,868	1,543	4,905	5,897
Cash and cash equivalents	74,315	30,756	21,651	76,116	115,720
Investment securities – available for sale (at fair value)	125,889	128,039	132,867	143,609	286,771
Investment securities – held to maturity (at cost)	235,659	238,445	240,588	241,656	56,259
Restricted investment in bank stock, at cost	1,027	1,027	1,026	1,026	1,029
Loans held for sale	—	—	—	140	67
Loans	1,279,494	1,277,924	1,233,613	1,181,401	1,153,687
Unearned fees	(174)	(210)	(104)	(107)	(292)
Allowance for loan losses	(14,636)	(15,541)	(15,737)	(15,292)	(15,955)
Net loans	1,264,684	1,262,173	1,217,772	1,166,002	1,137,440
Premises and equipment, net	34,948	35,022	35,305	34,001	34,697
Goodwill and other intangible assets	12,433	11,895	11,947	12,000	12,052
Bank owned life insurance	46,346	46,041	45,739	45,442	45,150
Deferred tax assets	10,605	16,180	13,653	10,361	6,857
Other real estate owned, net	4,733	4,733	4,517	4,477	4,477
Operating lease asset	1,898	1,987	2,075	2,161	2,247
Accrued interest receivable and other assets	35,632	27,344	25,315	23,232	27,072
Total Assets	$1,848,169	$1,803,642	$1,752,455	$1,760,223	$1,729,838
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$506,613	$474,444	$527,761	$530,901	$501,627
Interest bearing deposits	1,064,120	1,036,674	956,593	976,654	967,747
Total deposits	1,570,733	1,511,118	1,484,354	1,507,555	1,469,374
Short-term borrowings	64,565	89,726	69,914	58,902	57,699
Long-term borrowings	30,929	30,929	30,929	30,929	30,929
Operating lease liability	2,373	2,472	2,570	2,666	2,761
Accrued interest payable and other liabilities	26,577	36,354	30,798	22,098	26,182
Dividends payable	1,199	999	998	995	993
Total Liabilities	1,696,376	1,671,598	1,619,563	1,623,145	1,587,938
Shareholders’ Equity:
Common Stock	67	67	67	66	66
Surplus	24,409	24,238	24,105	23,712	23,661
Retained earnings	166,343	160,573	154,636	150,207	145,487
Accumulated other comprehensive loss	(39,026)	(52,834)	(45,916)	(36,907)	(27,314)
Total Shareholders’ Equity	151,793	132,044	132,892	137,078	141,900
Total Liabilities and Shareholders’ Equity	$1,848,169	$1,803,642	$1,752,455	$1,760,223	$1,729,838

	Three Months Ended
	2022				2021
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$15,097	$14,058	$12,861	$12,432	$13,456	$13,667	$13,097	$12,732
Interest on investment securities
Taxable	1,719	1,587	1,540	1,406	1,048	880	994	990
Exempt from federal income tax	272	273	279	282	268	266	268	275
Total investment income	1,991	1,860	1,819	1,688	1,316	1,146	1,262	1,265
Other	271	267	51	27	76	97	77	65
Total interest income	17,359	16,185	14,731	14,147	14,848	14,910	14,436	14,062
Interest expense
Interest on deposits	1,729	621	401	475	596	732	999	1,146
Interest on short-term borrowings	26	47	21	18	19	17	26	24
Interest on long-term borrowings	424	376	338	313	315	536	648	656
Total interest expense	2,179	1,044	760	806	930	1,285	1,673	1,826
Net interest income	15,180	15,141	13,971	13,341	13,918	13,625	12,763	12,236
(Credit)/provision for loan losses	(740)	(108)	624	(419)	(885)	(597)	555	110
Net interest income after provision for loan losses	15,920	15,249	13,347	13,760	14,803	14,222	12,208	12,126
Other operating income
Net gains on investments, available for sale	—	—	—	3	—	—	154	—
Net gains/ (losses) on investments, held to maturity	(2)	93	—	—	—	(54)	—	—
Gains on sale of residential mortgage loans	14	3	7	21	119	136	272	588
Gains/(losses) on disposal of fixed assets	(1)	—	6	28	(1)	—	16	—
Net gains	11	96	13	52	118	82	442	588
Other Income
Service charges on deposit accounts	530	523	463	465	479	475	412	405
Other service charges	239	241	232	213	245	232	221	211
Trust department	2,006	2,005	2,044	2,189	2,209	2,166	2,034	2,241
Debit card income	1,036	1,053	983	886	1,021	900	913	810
Bank owned life insurance	305	302	297	292	299	298	293	286
Brokerage commissions	244	272	313	220	228	229	357	268
Insurance reimbursement	—	—	—	—	1,375	—	—	—
Other	119	208	81	117	481	223	91	117
Total other income	4,479	4,604	4,413	4,382	6,337	4,523	4,321	4,338
Total other operating income	4,490	4,700	4,426	4,434	6,455	4,605	4,763	4,926
Other operating expenses
Salaries and employee benefits	6,239	6,130	5,793	5,968	5,847	5,719	5,507	4,988
FDIC premiums	157	150	155	174	197	209	183	183
Equipment	1,053	1,037	1,029	1,044	1,061	1,032	954	851
Occupancy	734	734	711	727	673	684	693	725
Data processing	928	890	805	821	784	819	875	726
Marketing	134	152	151	106	127	129	133	146
Professional services	665	(211)	564	520	656	615	1,491	766
Contract labor	136	159	158	165	152	153	185	148
Telephone	117	112	139	114	131	123	268	215
Other real estate owned	215	128	152	95	(485)	150	(198)	(412)
Investor relations	42	39	123	96	130	116	306	124
Settlement expense		—	—	—	—	—	—	3,300
FHLB prepayment penalty		—	—	—	—	2,368	—	—
Contributions	104	121	42	21	1,115	55	27	23
Other	1,070	895	815	727	829	855	608	740
Total other operating expenses	11,594	10,336	10,637	10,578	11,217	13,027	11,032	12,523
Income before income tax expense	8,816	9,613	7,136	7,616	10,041	5,800	5,939	4,529
Provision for income tax expense	1,847	2,677	1,708	1,901	2,492	1,412	1,536	1,099
Net Income	$6,969	$6,936	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430
Basic net income per common share	$1.05	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per common share	$1.04	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Weighted average number of basic shares outstanding	6,666	6,658	6,650	6,628	6,620	6,617	6,609	6,996
Weighted average number of diluted shares outstanding	6,692	6,669	6,661	6,636	6,627	6,624	6,615	7,000
Dividends declared per common share	$0.18	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures for 2021 results exclude settlement charges associated with the settlement with Driver Management, FHLB penalty expense, insurance reimbursement and contributions for each period indicated below.

	Three months ended
(in thousands, except for per share amount)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income - as reported	$6,969	$6,936	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430
Adjustments:
Settlement Expense	—	—	—	—	—	—	—	3,300
FHLB Penalty	—	—	—	—	—	2,368	—	—
Insurance Reimbursement	—	—	—	—	(1,375)	—	—	—
Foundation Contribution	—	—	—	—	1,000	—	—	—
Income tax effect of adjustments	—	—	—	—	86	(578)	—	(735)
Adjusted net income (non-GAAP)	$6,969	$6,936	$5,428	$5,715	$7,260	$6,178	$4,403	$5,995

Basic earnings per share- as reported	$1.05	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted earnings per share- as reported	1.04	1.04	0.82	0.86	1.14	0.66	0.66	0.49
Adjustments:
Settlement Expense	—	—	—	—	—	—	—	0.47
FHLB Penalty	—	—	—	—	—	0.35	—	—
Insurance Reimbursement	—	—	—	—	(0.20)	—	—	—
Foundation Contribution	—	—	—	—	0.15	—	—	—
Income tax effect of adjustments	—	—	—	—	0.01	(0.08)	—	(0.10)
Adjusted basic and diluted earnings per share (non-GAAP)	$1.04	$1.04	0.82	0.86	1.10	0.93	0.66	0.86

			As of or for the three month period ended
(in thousands, except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Per Share Data
Basic net income per share (1) - as reported	$1.05	$1.04	$0.82	$0.86	$$1.14	$0.66	$0.66	$0.49
Basic net income per share (1) - non-GAAP	$1.05	$1.04	$0.82	$0.86	$$1.10	$0.93	$0.66	$0.86
Diluted net income per share (1) - as reported	$1.04	$1.04	$0.82	$0.86	$$1.14	$0.66	$0.66	$0.49
Diluted net income per share (1) - non-GAAP	$1.04	$1.04	$0.82	$0.86	$$1.10	$0.93	$0.66	$0.86
Basic book value per share	$22.77	$19.83	$19.97	$20.65	$$21.43	$20.22	$19.74	$18.46
Diluted book value per share	$22.68	$19.80	$19.93	$20.63	$$21.41	$20.19	$19.72	$18.45

Significant Ratios:

Return on Average Assets (1) - as reported	1.50%	1.35%	1.26%	1.31%	1.12%	0.92%	0.88%	0.79%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	—	—	—	—	0.23%	0.33%	0.30%	0.59%
Adjusted Return on Average Assets (1) (non-GAAP)	1.50%	1.35%	1.26%	1.31%	1.35%	1.25%	1.18%	1.38%

Return on Average Equity (1) - as reported	19.72%	17.66%	16.25%	16.49%	14.92%	12.45%	12.21%	10.58%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	—	—	—	—	2.90%	4.43%	3.77%	7.78%
Adjusted Return on Average Equity (1) (non-GAAP)	19.72%	17.66%	16.25%	16.49%	17.82%	16.72%	15.98%	18.36%

Efficiency Ratio - non-GAAP
Non-interest expense	$11,594	$10,336	$10,637	$10,578	$11,182	$13,027	$11,032	$12,523
Less: non-GAAP adjustments:
Foundation Contribution	—	—	—	—	(1,000)	—	—	—
Settlement expense	—	—	—	—	—	—	—	(3,300)
FHLB Penalty	—	—	—	—	—	(2,368)	—	—
Non-interest expense - as adjusted	$11,594	$10,336	$10,637	$10,578	$10,182	$10,659	$11,032	$9,223

Net interest income plus non-interest income	$19,670	19,841	$18,397	$17,775	$20,338	$18,230	$17,526	$17,162
Plus: non-GAAP adjustments:
Tax-equivalent income	232	232	236	242	233	232	233	239
Less non-GAAP adjustment:
Insurance reimbursement	—	—	—	—	(1,375)	—	—	—
Fixed asset (gains)/losses	1	—	—	—	1	—	(16)	—
Investment securities (gains)/losses	2	(93)	(6)	(31)	—	54	(154)	—
Net interest income plus non-interest income - as adjusted	$19,905	$19,980	$18,627	$17,986	$19,197	$18,516	$17,589	$17,401

Efficiency Ratio (1)	58.25%	51.73%	57.11%	58.81%	53.04%	57.57%	62.72%	53.00%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	December 31,
	2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,281,958	$15,114	4.68%	$1,158,421	$13,478	4.62%
Investment Securities:
Taxable	336,727	1,719	2.03%	285,524	1,048	1.46%
Non taxable	26,457	487	7.30%	25,392	480	7.50%
Total	363,184	2,206	2.41%	310,916	1,528	1.95%
Federal funds sold	35,403	247	2.77%	132,906	50	0.15%
Interest-bearing deposits with other banks	1,568	12	3.04%	5,884	1	0.07%
Other interest earning assets	1,027	12	4.64%	1,029	25	9.64%
Total earning assets	1,683,140	17,591	4.15%	1,609,156	15,082	3.72%
Allowance for loan losses	(15,446)			(16,530)
Non-earning assets	177,581			157,988
Total Assets	$1,845,275			$1,750,614
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$316,361	$486	0.61%	$224,911	$93	0.16%
Interest-bearing money markets	367,866	909	0.98%	345,697	69	0.08%
Savings deposits	253,674	84	0.13%	236,494	18	0.03%
Time deposits	124,417	250	0.80%	166,551	416	0.99%
Short-term borrowings	66,399	26	0.16%	65,252	19	0.12%
Long-term borrowings	30,929	424	5.44%	30,929	315	4.04%
Total interest-bearing liabilities	1,159,646	2,179	0.75%	1,069,834	930	0.34%
Non-interest-bearing deposits	508,906			501,259
Other liabilities	36,499			42,085
Shareholders’ Equity	140,224			137,436
Total Liabilities and Shareholders’ Equity	$1,845,275			$1,750,614
Net interest income and spread		$15,412	3.40%		$14,152	3.38%
Net interest margin			3.63%			3.49%

	Twelve Months Ended
	December 31,
	2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,223,388	$54,513	4.46%	$1,173,966	$53,040	4.52%
Investment Securities:
Taxable	348,516	6,252	1.79%	272,305	3,912	1.44%
Non taxable	26,952	1,981	7.35%	25,463	1,928	7.57%
Total	375,468	8,233	2.19%	297,768	5,840	1.96%
Federal funds sold	44,207	555	1.26%	150,556	178	0.12%
Interest-bearing deposits with other banks	3,061	24	0.78%	4,040	2	0.05%
Other interest earning assets	1,027	37	3.60%	2,969	135	4.55%
Total earning assets	1,647,151	63,362	3.85%	1,629,299	59,195	3.63%
Allowance for loan losses	(15,568)			(16,825)
Non-earning assets	170,128			152,674
Total Assets	$1,801,711			$1,765,148
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$301,183	$855	0.28%	$214,510	$553	0.26%
Interest-bearing money markets	312,978	1,256	0.40%	341,677	436	0.13%
Savings deposits	250,624	154	0.06%	223,114	81	0.04%
Time deposits	138,865	961	0.69%	198,280	2,403	1.21%
Short-term borrowings	63,182	112	0.18%	57,697	86	0.15%
Long-term borrowings	30,929	1,451	4.69%	77,340	2,155	2.79%
Total interest-bearing liabilities	1,097,761	4,789	0.44%	1,112,618	5,714	0.51%
Non-interest-bearing deposits	533,096			491,967
Other liabilities	33,169			28,013
Shareholders’ Equity	137,685			132,550
Total Liabilities and Shareholders’ Equity	$1,801,711			$1,765,148
Net interest income and spread		$58,573	3.41%		$53,481	3.12%
Net interest margin			3.56%			3.28%